UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2011

NAVARRE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7400 49th Avenue North, Minneapolis, MN 55428

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (763) 535-8333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

On October 31, 2011, Navarre Corporation (the “Company”) announced the implementation of a restructuring plan which included a workforce reduction (the “Restructuring Plan”), which had been authorized by the Company’s Board of Directors on October 26, 2011. On November 1, 2011, the Company filed a Form 8-K estimating the range of pre-tax restructuring charge and other non-recurring expenses, but was unable to provide an estimate for each major type of cost associated with the Restructuring Plan and an estimate of the total amount expected to be incurred, and stated it would file an amendment to provide such information once it had been determined. This Amendment provides that information.

In general, the Restructuring Plan includes:

•	The elimination of approximately 90 positions across all areas of the Company,

•	The relocation of Encore operations from Los Angeles, California to the corporate headquarters in Minneapolis, Minnesota, and

•	Vacating a leased property in Minneapolis, Minnesota, that was utilized for warehouse and manufacturing assembly space.

•	The abandonment of inventory and other investments that were determined to not meet the Company’s requirements for financial returns.

During the Company’s third quarter of fiscal 2012, the Company’s previously announced restructuring initiative resulted in the recognition of restructuring and other charges in the amount of $11.0 million on a pre-tax basis and a write-off of goodwill and intangibles in the amount of $6.0 million on a pre-tax basis. An additional $6.0 million of pre-tax charges are anticipated to be recognized during the Company’s fourth quarter of fiscal 2012. The Company expects cash charges to make up approximately $10.8 million of the restructuring and other charges recognized during fiscal year 2012, with the most significant components being employee severance and transition costs of approximately $5.2 million and approximately $4.0 million in facility termination costs.

These changes are being made to transition away from facilities, business processes and other assets that were in place to support now divested and non-core businesses. The changes are also designed to support high-growth opportunities in the distribution of consumer electronics and accessories, to enhance e-commerce fulfillment business and to increase the Company’s market expansion in Canada. This restructuring is expected to generate annualized, pre-tax cost savings of $5.5-$6.5 million when fully implemented in fiscal year 2013, with savings of $2.0 million expected to be achieved in fiscal year 2012. The Company expects substantially all restructuring activities to be completed by March 31, 2012.

The Company expects to incur additional restructuring costs of approximately $6.0 million during the three months ended March 31, 2012 by business segment as follows: distribution $5.0 million and publishing $1.0 million. Of the expected additional restructuring costs, $1.6 million relates to employee severance costs, $4.0 million relates to facility termination costs and approximately $400,000 relates to other charges.

Of the aggregate total expected impairment and restructuring costs of $25.0 million, approximately $2.6 million was cash expenditures during the three months ended December 31, 2011 and the Company expects $8.2 million will be cash expenditures which are anticipated to be paid prior to the conclusion of the period ending June 30, 2012.

This report contains forward-looking statements, including, but not limited to statements relating to planned actions under the Company’s Restructuring Plan; timing of the initiatives; and anticipated charges to be recorded. Actual results could differ materially from those described in the forward-looking statements due to, among other things, unanticipated expenditures in connection with the restructuring; costs and length of time applicable to certain initiatives; and other factors described in the Company’s periodic filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2012	NAVARRE CORPORATION

	By:	/s/ Ryan F. Urness
Name: Ryan F. Urness
Title: Secretary and General Counsel